CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 16, 2015, relating to the financial statements and financial highlights which appear in the September 30, 2015 Annual Report to Shareholders of Miller Income Opportunity Trust (one of the funds comprising Legg Mason Global Asset Management Trust), which is incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Additional Information About The Funds", "Experts" and “Appendix D Financial Highlights” in such Registration Statement.

Baltimore, Maryland
September 26, 2016